Communications Site License Agreement

        This Communications Site License Agreement (“License Agreement”) is dated this 10th day of November, 2003 (herein, the “Effective Date”), by and between Dev Ton, International. (“Licensor”) and SkyBridge Wireless, Inc. (“Licensee”).

        WHEREAS, Licensor desires to lease to Licensee, and Licensee desires to lease from Licensor, all upon the terms and conditions set forth herein, certain space on a roof-top operated by Licensor upon which Licensee has mounted, or intends to mount, one or more antennas owned and/or operated by Licensee, together with related and ancillary equipment, and certain space within a building owned or leased by Licensor in which Licensee intends to install other equipment and devices used in connection with the operation of the antennas,

        NOW, THEREFORE, for and in consideration of this premises and the terms and mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licenser and Licensee hereby agree as follows:

1.     Definitions: In addition to all other terms defined herein, the following terms shall have the following meanings:

a.	Governmental Authority” means any federal, state, and local governmental, quasi-governmental, administrative, regulatory division or authority with legal, administrative or regulatory over any Person with respect to the application, administration and/or enforcement of Rules and Regulations.

b.	“License Agreement” means this Communications Site License Agreement and any and all subsequent amendments, extension, supplements and modifications hereto or hereof.

c.	“Occupant” means any person from time to time entitled to the use and occupancy of any portion of the Property under an ownership right or any lease, sublease, license, concession, or other similar agreement.

d.	“Permittee” means all Occupants and officers, directors, employees, agents, contractors, customers, guests, patrons, vendors, suppliers, visitor, invitees and licensees of Occupants insofar as their activities relate to the intended development, use and occupancy of the Property.

e.	“Person” means any individual, partnership, firm association, corporation, trust, limited liability company or any other form of business or government entity.

f.	“Rules and Regulations” means all laws, statutes, codes, rules, regulations, restrictions, ordinances, consents, approvals and other requirements imposed or granted by any applicable governmental authority.

2.	Premises:

a.	Licensor hereby grants to licensee the following rights: a limited non-exclusive license to install, maintain and operate Licensee’s wireless communications equipment and appurtenances on the building owned and operated by Licensor. Licensor shall supply Licensee with a 4X4 square foot on the roof-top, location to be approved by both parties.

b.	Licensor also grants Licensee, in common with other Premittees entitled to use the same, a non-exclusive reasonable right of access to the premises twenty-four (24) hours per day, seven (7) days a week during the term (as hereinafter defined). The access is subject to revocation by Licensor at any time and from time to time to exclude and restrain any person who is not a permittee from accessing the premises as well as other provision contained in the agreement.

c.	The Premises are delivered in an “AS IS” condition by Licensor. Licensee acknowledges and agrees that it has visited and inspected the Premises and hereby accepts the physical condition thereof. Licensee further acknowledges that no representation or warranties have been made to Licensee or Licensor as to the condition or suitability of the Premises, including the Tower, or as to any engineering or other operational data. Licensee is solely responsible for determining all aspects as the suitability, acceptability, accuracy and adequacy of the premises for Licensee’s intended use.

d.	Licensor shall have the right, with no less than thirty (30) days prior written notice to licensee, to require Licensee to relocate the equipment to another area within the property, at Licensee’s sole expense, provided, however, that the area to which the premises are relocated, shall be substantially similar in size and functionality to the premises.

3.	Use. Licensee shall use the premises solely for the receipt and transmission of wireless communications signals. The use granted Licensee by this License shall be non-exclusive and is limited in accordance with the terms and conditions of this License agreement, The Licensee shall operate its system in compliance with all governmental regulations.

4.	Term. The Term of this license shall be for a period of twenty-four (24) months, commencing on the earlier to occur of the first day of November, 2003 or the date on which Licensee commences installation of the equipment. This agreement can be extended for an addition term of twenty-four (24) months by written consent signed by each party. As long as Dev-Ton is the owner of the airport south building, Skybridge shall also keep its current office space for the term of this lease.

5.	Fee.

a.	During the term, Licensee shall pay to licensor the sum of ninety six hundred and 00/100 ($9600.00) to be paid in equal monthly installments of four hundred and 00/100 ($400.00) on the first day of each month in advance to Licensor at Licensor’s address as specified herein. Licensee will be responsible for the Electric provided for the site.

b.	Appropriate pro-ration shall be made if the term does not commence on the first day of the calendar month, or if the date of termination of this License Agreement is not on the last day of a calendar month. All payments of the fee shall be made by Licenses without deduction or offset or prior notice or demand from Licensor. Any payment of the fee or other amount due hereunder not received with ten (10) days of the date when due shall be subject to a late payment charge of ten percent (10%) of the amount which is overdue.

6.	Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below.

If to Licensor	Dev-Ton International	If to Licensee	Skybridge Wireless, Inc.
	6565 Spencer Suite 104		6565 Spencer Suite 104
	Las Vegas, NV 89119		Las Vegas, NV 89119

IN WITNESS WHEREOF, the undersigned parties by and through their duly authorized officers or representatives hereby execute this License Agreement as of the date first above written.

Dev-Ton International By: /s/ Donald L. Stuckas Name: Donald L. Stuckas Title: President	Skybridge Wireless, Inc. By: /s/ Jim Wheeler Name: Jim Wheeler Title: CEO